Exhibit 99.1

News Release

DUKE REALTY CORPORATION ANNOUNCES

SPECIAL MEETING OF SHAREHOLDERS

(INDIANAPOLIS – May 18, 2009) — Duke Realty Corporation (NYSE: DRE) today announced that a special meeting of shareholders will be held at 10:00 a.m., local time, on Wednesday, July 22, 2009 at the company’s offices located at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240. The purpose of the special meeting is to vote on the proposed amendment to the Third Restated Articles of Incorporation of the company to increase the number of authorized shares of common stock from 250 million to 400 million and to increase the number of authorized shares of preferred stock from five million to ten million.

Duke’s board of directors has approved the proposed amendment, subject to shareholder approval, and has determined that it is in the best interests of the company and its shareholders to increase the number of authorized shares of common stock and preferred stock to assure that there will be sufficient shares available for issuance in connection with possible future equity and equity-based financings, awards under employee benefit plans and for other corporate purposes.

The Company has set May 29, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting.

In connection with the proposed special meeting of shareholders, the company will be filing a proxy statement with the Securities and Exchange Commission. Pursuant to the proxy statement, the company’s board of directors will be soliciting proxies from the company’s shareholders. Shareholders are advised to read the proxy statement when it becomes available because it will contain important information. Information regarding the interests of the participants in the solicitation of proxies will be described in the proxy statement. You can obtain copies of the proxy statement free of charge when it becomes available by directing a request to the company, Investor Relations, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240. You can also obtain free copies of the proxy statement when it becomes available through the Securities and Exchange Commission’s Web site at www.sec.gov.

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Duke Realty Corporation Announces Special Meeting of Shareholders

May 18, 2009

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, management and development of office, industrial, and healthcare real estate. The company owns, maintains an interest in or has under development approximately 135 million rentable square feet in 21 U.S. cities. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke is available at www.dukerealty.com.

Investor Relations Contacts

Shona L. Bedwell

317.808.6169

shona.bedwell@dukerealty.com

Randy A. Henry

317.808.6060

randy.henry@dukerealty.com

News Media Contact

Joel Reuter

317.808.6137

joel.reuter@dukerealty.com

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